Exhibit 10.4

ANNIE’S, INC.

1610 Fifth Street

Berkeley, California 94710

                     , 20

«Address»

Dear «Name»:

I am pleased to advise you that Annie’s, Inc. (the “Company”) has awarded you, pursuant to the Annie’s, Inc. Amended and Restated 2004 Stock Option Plan (the “Plan”), a non-qualified option to purchase «Shares» shares of the common stock, $0.001 par value per share, of the Company, at an exercise price per share of $«Exercise_price», for a total exercise price of «Words» Dollars ($«Price») (the “Stock Option”). This Stock Option is granted to you by the Company to encourage your efforts in helping the Company grow and succeed. Regardless of your decision whether or not to exercise your Stock Option, you are requested to keep the number of shares for which this Stock Option is exercisable strictly confidential. Terms not defined herein shall have the meanings ascribed to them in the Plan.

This letter confirms a Stock Option granted to you pursuant to the terms of your employment offer letter. The exercise price is the fair market value of the Company’s Common Stock on your hire date, as determined by the Company’s Board of Directors, and the vesting schedule relates to your hire date. You agree to accept this Stock Option in full and complete satisfaction of the stock option terms in your employment offer letter and hereby release the Company, its officers, directors and stockholders from any and all claims, damages and liability of any kind arising from the stock option terms in your employment offer letter.

The following terms and conditions are applicable with respect to this Stock Option, and your signature below shall constitute your acknowledgment and acceptance of the same:

1. This Stock Option shall not be transferable, except pursuant to a will or the laws of descent and distribution, or as otherwise permitted at the discretion of the Compensation Committee of the Board of Directors of the Company (the “Committee”) in accordance with the Plan.

2. The price at which this Stock Option may be exercised shall be $«Exercise_price» per share.

3. This Stock Option is exercisable as set forth in paragraph 10 of this grant letter and, subject thereto, may be exercised at any time on or before                      , 20     (the “Stock Option Exercise Period”), provided, however, that:

(a) Should your employment with the Company (or a parent or subsidiary of the Company) terminate for any reason other than death, disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), or termination for cause by the Company, you will have three (3) months from the effective date of your termination to exercise the vested portion of your Stock Option, but in any event no later than the date of expiration of the Stock Option Exercise Period.

Stock Option Grant Letter

                     , 20

(b) Should your employment with the Company (or a parent or subsidiary of the Company) be terminated for Cause (as defined below) by the Company before any Change in Control (as defined in Section 7 of the Plan) of the Company, any Stock Option held by you, whether vested or unvested, shall terminate on the effective date of your termination. “Cause” means (i) failure to perform your employment-related duties, (ii) engagement in any misconduct including, without limitation, acting or omitting to act in a way that, in the judgment of the CEO, is detrimental to the interests of the Company, (iii) failure to comply with all Company policies, (iv) commitment of any unlawful act including, without limitation, the violation of any law, rule, regulation or standard of ethical conduct, (v) acts of personal dishonesty or breaches of fiduciary duty or (vi) breach of the terms of any written agreement or covenant with the Company or its affiliates including, without limitation, your Proprietary Information and Confidentiality Agreement with the Company.

(c) Should your service as an employee of the Company (or a parent or subsidiary of the Company) terminate on account of your death or disability (as defined in Section 22(e)(3) of the Code), the vested portion of your Stock Option shall remain exercisable for one (1) year from the date of your death or termination due to disability, as the case may be, but in any event no later than the date of expiration of the Stock Option Exercise Period.

4. As a condition precedent to the exercise of your Stock Option, you agree to execute and become a party to the Stockholders’ Agreement that was assumed by the Company and amended and restated as of July 1, 2004 and as it may be amended from time to time (the “Stockholders’ Agreement”), the current form of which is attached hereto as Exhibit A. Pursuant to the Stockholders’ Agreement, among other provisions, the shares of Common Stock underlying this Stock Option shall be subject to restrictions on transfer.

5. The purchase price for shares of Common Stock purchased upon exercise of rights granted herein shall be paid partly or completely in cash, by check made payable to the Company, or, if approved in the discretion of the Committee, by tendering shares of the Company’s Common Stock if those shares are valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

6. The shares of Common Stock underlying this Stock Option and the exercise price therefor shall be appropriately adjusted by the Committee from time to time for declaration of stock dividends, recapitalizations, stock splits, combinations or exchanges of such shares, mergers, reorganizations or consolidations of the Company and other corporate events as set forth in the Plan.

7. In the event of a Change in Control of the Company, as defined in Section 7 of the Plan, the Committee may, in its discretion, make certain determinations with respect to, or adjustments to, your Stock Option as set forth in Section 8 of the Plan.

8. Upon a Change in Control of the Company as defined in Section 7 of the Plan, the unvested portions of this Stock Option that would otherwise vest on the 4th and 5th anniversaries of the grant, shall immediately vest.

9. In consideration for the grant of this Stock Option and the accelerated vesting provision in Section 8, you hereby agree in the event of such Change in Control, the payment of consideration for stock issuable upon exercise of the portion of this Stock Option accelerated by

Stock Option Grant Letter

                     , 20

virtue of Section 8, or consideration paid in repurchase of such vested portion of this Stock Option, shall be placed in an escrow account and shall be released to you six (6) months following such Change in Control provided you remain continuously employed by the Company until then. If during such six-month period, your employment is terminated by the Company for any reason or no reason (other than for Cause), or if you die, your escrowed consideration shall be released to you. If during such six-month period you terminate your employment, your escrowed consideration shall not be released to you, but shall instead be released pro rata to the stockholders of the Company immediately prior to the Change in Control.

10. Unless vesting is accelerated pursuant to the provisions of Section 8 hereof, this Stock Option shall cumulatively vest as follows, so long as you continuously provide your services to the Company in accordance with the personnel or other applicable policies of the Company:

Date	Cumulative Number of Shares Issuable Upon Exercise
/ / – / /
/ / – / /
/ / – / /
/ / – / /
/ / – / /
/ / – / /

11. By your acceptance of this Stock Option, you acknowledge and agree that you are acquiring the Stock Option and any shares upon exercise of the Stock Option for your own account and not with a view to or for sale in connection with any distribution of the securities.

It is expressly acknowledged that the Company’s intention is that this Stock Option qualifies for fixed accounting treatment. In the event of any ambiguity in the provisions of this Stock Option grant, they shall be construed and interpreted in a manner that will afford fixed accounting treatment. If any provision is found to be inconsistent with such accounting treatment, to the maximum extent permissible in the applicable jurisdiction, such provision shall be deemed amended to qualify for fixed accounting treatment or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Stock Option grant shall remain in full force and effect.

This opportunity to purchase Common Stock in the Company is being offered because of the Company’s desire to reward continuing loyal service to the Company. Exercising this Stock Option may not be a prudent decision for you. Therefore, we urge you to review this opportunity carefully with your tax and financial advisors and make a decision to exercise this Stock Option only if your personal financial situation makes this a wise choice.

Stock Option Grant Letter

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When you wish to exercise this Stock Option, please refer to the provisions of this grant letter and the Plan and then correspond in writing with the Chief Financial Officer of the Company, as designee of the Committee. Further, please indicate your acknowledgment and acceptance of this Stock Option by signing the enclosed copy of this grant letter and returning it to the undersigned.

Very truly yours,

ANNIE’S, INC.

John Foraker

Chief Executive Officer

Acknowledged and Agreed:

«Signature»